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ERICSSON [LOGO]

                        SUPPLY AGREEMENT #95618-969798

                                    Between

                                 Ericsson Inc.

                                      and

                          EMSG Systems Division, Inc.


         This Supply Agreement (this "Agreement") is made and entered into as of August 1, 1996 (the "effective date"), by and between Ericsson Inc., a corporation organized under the laws of the State of Delaware (hereinafter referred to as "Ericsson") and EMSG Systems Division, Inc., a corporation organized under the laws of the State of North Carolina (hereinafter referred to as "Seller").

1.0      DEFINITIONS

         "Product" or "Products shall mean the parts described by the drawing numbers listed on ATTACHMENT A hereto, which is attached hereto and made a part hereof, and any additional hybrid parts which Ericsson may hereafter elect to add. ATTACHMENT A will be modified from time to time to reflect such additions.

         "Requisition Number" shall mean the Product requirements as generated by Ericsson's Mobile Orders Management System.

         "Transaction Numbers" shall mean the Product requirements as generated by Ericsson's Service parts Orders System.

         "Consigned Equipment" means the equipment, fixtures, tools, test equipment, test fixtures and other personal property (but not Purchased Inventory) of Ericsson which is now or hereafter consigned by Ericsson to Seller as provided under Section 4.A.1 hereof.

         "Purchased Inventory", "Unique Purchased Inventory" and "Common Purchased Inventory" shall have the meanings ascribed to those terms in Section 4.B.1 hereof.

         "Seller's Facility" means Seller's plant facilities located in North Carolina.

2.0      SCOPE OF AGREEMENT

         Seller agrees to sell and Ericsson agrees to purchase Products in accordance with terms and conditions of this Agreement. The purchase of Products hereunder shall be by purchase order release made from time to time by Ericsson. All such purchases shall be subject to the additional terms and conditions set forth on the reverse side of Ericsson purchase orders except to the extent such additional terms are in conflict with the terms of this Agreement, in which case the terms of this Agreement shall control over the conflicting terms. (Any provision of a purchase order which purports to make the purchase order the exclusive agreement between the parties is deemed to be in conflict with the terms of this Agreement.) In addition, Ericsson shall consign the Consigned Equipment and sell the Purchased Inventory to Seller all as more fully set forth in Section 4 hereof.


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3.0      TERM

         The term of this Agreement (the "Agreement Period") shall commence upon the effective date set above and, unless earlier terminated pursuant to Section 8 hereof, shall terminate upon the earlier of (i) August 31, 1999 or (ii) 12 months after Ericsson places with Seller a "lifetime build" order for all Products (e.g., Ericsson's final order for Products under this Agreement). Ericsson agrees to purchase all its requirements for Products listed on ATTACHMENT A from Seller for the duration of this Agreement so long as Seller remains competitive on price, quality and lead-times as outlined in Sections 5, 10 and 13. The pricing schedule as set forth in ATTACHMENT A hereto shall be in effect for the Agreement Period, subject to the terms of Section 5 herein

         This Agreement may be extended beyond the initial term only upon written agreement of the parties; provided, however, Ericsson, at its option, may extend this Agreement for up to two additional one-year periods, by giving Seller written notice of Ericsson's election to extend at least 60 days prior to the expiration of the initial agreement period or previous such extension period, as the case may be. During any such extension the prices for the Products shall be continue to be those provided for under Section 5 hereof subject to adjustments for inflation.

4.0      CONSIGNMENT OF EQUIPMENT AND SALE OF PURCHASED INVENTORY

         A.       Consigned Equipment.

                  1. Delivery and Consignment: Ericsson shall deliver to Seller on a consignment basis the equipment, fixtures, tools, test equipment, test fixtures and other personal property listed on ATTACHMENT B (which, together with any other equipment, fixtures, tools, test equipment, test fixtures or personal property (except Purchased Inventory) that Ericsson may hereafter elect to consign to Seller in connection with this Agreement, is herein referred to collectively as the "Consigned Equipment" for Seller's use in fulfilling Seller's obligations under this Agreement.

                           Ericsson will endeavor to have the majority of the
Consigned Equipment listed on ATTACHMENT B delivered to Seller's Facility on or about August 7, 1996; however, it is understood that delays may occur. Ericsson at its expense shall be responsible for shipment and delivery of Consigned Equipment listed on ATTACHMENT B to loading dock at Seller's Facility.

                  2. Installation: Seller will install the Consigned Equipment and ready it for use. Ericsson personnel will provide reasonable technical assistance and advice if requested by Seller in connection with Seller's installation and setup of Consigned Equipment and during the first two production runs of any Product part number. Ericsson will remain responsible for risk of casualty loss to the Consigned Equipment while in Seller's possession.

                  3. Operation, Maintenance, Repair; Seller will operate the Consigned Equipment and provide parts, repairs, maintenance and calibration, as required, to maintain the Consigned Equipment in working order. To the extent that the documented, aggregate out of pocket costs of repair and maintenance and calibration of the Consigned Equipment exceeds $25,000 in any year, Ericsson shall be responsible for the excess cost. Seller will notify Ericsson in advance of incurring any such costs in excess of said $25,000. Any such excess costs of which Seller shall have given such advance notification to Ericsson, shall be paid by Ericsson within 30 days of receipt by Ericsson of Seller's invoice itemizing such incurred excess costs.

                           Ericsson and Seller acknowledge that due to the
aging of some of the Consigned Equipment that it may become necessary to make equipment modifications and/or use parts from another




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piece equipment to assure operation of its counterpart(s) Seller and Ericsson are to mutually agree to any such changes or modifications prior to effecting such changes.

         4.       [Intentionally Omitted]

         5.       Ericsson's Interest in Consigned Equipment: Subject only to
Section 4.A.6 below, Ericsson will remain the sole owner of the Consigned Equipment throughout the term of this Agreement and thereafter, and upon any expiration or termination of this Agreement for any reason, Ericsson, in addition to any other rights and remedies it may have, will be entitled to retake possession of the Consigned Equipment and do with it as Ericsson pleases, and Seller will de-install, pack, insure and return ship the Consigned Equipment to Ericsson's Lynchburg, Virginia facility or other location within a 200 mile radius of Lynchburg, Virginia as may be specified by Ericsson, all at Seller's expense except that if this Agreement is rightfully terminated by Seller pursuant to Section 8.A or terminates by reason of the expiration of its term or any extended term as provided in Section 3 and Seller is current in its payment obligations hereunder, the cost of return freight and insurance shall be borne by Ericsson. At all times while the Consigned Equipment is in Seller's possession, Seller will affix to the Consigned Equipment such nameplates or other indication of Ericsson's ownership as Ericsson may reasonably request; will execute and deliver, file and/or record all documents and instruments, and take all other actions, as reasonably requested from time to time by Ericsson to maintain and defend Ericsson's exclusive ownership of the Consigned Equipment; will operate and maintain the Consigned Equipment in accordance with all applicable laws, rules and regulations and insurance policies covering same; and will keep the Consigned Equipment free and clear of any and all liens, claims and encumbrances of any kind (except that Ericsson shall be responsible for any personal property or similar taxes computed based on the value of such Consigned Equipment). Seller will provide Ericsson with copies of all notices of tax assessments or other sums asserted to be due with respect to the Consigned Equipment, or other liens, claims or encumbrances asserted with respect to the Consigned Equipment, within 10 days from the date each such notice is received by Seller. Ericsson, at its option, may itself pay or discharge any lien, claim or encumbrance asserted with respect to the Consigned Equipment, in which event Ericsson shall be reimbursed by Seller within 30 days. Ericsson shall have the right at any time during business hours and with reasonable advance notice to inspect any of the Consigned Equipment.

         6.       Early Return/Disposition of Items of Consigned Equipment:
Ericsson may from time to time during the term of this Agreement conclude that particular items of Consigned Equipment are no longer useful in connection with the performance by Seller of Seller's obligations hereunder, in which event Ericsson may elect:

         (i) to have Seller return such items to Ericsson, and Seller's obligations with respect to the de-installation, packing, insuring and return shipment of such items shall be the same as apply under Section 4.A.5 hereof with respect to the return of all remaining Consigned Equipment upon termination of this Agreement, or

         (ii) to dispose of such items of Consigned Equipment, in which case Ericsson agrees that it will notify Seller of Ericsson's intention to dispose of such items and afford Seller the opportunity to submit an offer for the purchase of same. In any such event, should Seller make an offer of purchase which Ericsson elects to accept, unless otherwise specifically agreed in a writing signed by both parties, any sale of such items by Ericsson to Seller shall be on an AS IS, WHERE IS basis, and all costs and expenses associated with effecting the transfer of ownership of the items of Consigned Equipment to Seller will be paid by Seller.




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         B.       Purchased Inventory

                  1.       Sale and Delivery:

                  a. On-Hand Purchased Inventory: Ericsson shall sell and deliver to Seller Ericsson's remaining inventory of hybrid material of the kinds and in the quantities listed in ATTACHMENT C hereto (the "On-Hand Purchased Inventory"), for use by Seller in producing Products for sale to Ericsson pursuant to this Agreement. Ericsson will endeavor to deliver the On-Hand Purchased Inventory to Seller's Facility by the date on which the Consigned Equipment shall have been installed and made ready for production at Seller's Facility. The purchase prices to be paid by Seller to Ericsson for the On-Hand Purchased Inventory are the prices set forth in ATTACHMENT C.

                           It is understood that the sale of On-Hand Purchased
Inventory is a one-time sale of remaining inventories and that, except only as set forth in Section 4.B.1.b below, Ericsson will not replenish any Purchased Inventory. As such remaining inventories are depleted, Seller shall be solely responsible for procuring all additional inventories of such unique hybrid materials as shall be needed for purposes of Seller's production of Products under this Agreement.

                  b. After-Acquired Purchased Inventory: Additional material needed for production of the Products for Ericsson hereunder during the first 120 days from the effective date of this Agreement in addition to the On-Hand Purchased Inventory (such additional material needed for production during such 120 day period is herein referred to as "After-Acquired Purchased Inventory") shall be provided by Ericsson during the first 120 days from the effective date of this Agreement. The purchase price to be paid by Seller to Ericsson for the After-Acquired Purchased Inventory shall be determined by Ericsson.

         The On-Hand Purchased Inventory and After-Acquired Purchased Inventory are referred to collectively in this Agreement as the "Purchased Inventory".

         2. Delivery: Ericsson shall deliver the Purchased Inventory to Seller's loading dock at Seller's Facility.

         3. Security Interest: Seller Responsibilities With Regard to Purchased Inventory: Ericsson retains a purchase money security interest in all Purchased Inventory supplied by Ericsson, and products and proceeds thereof, as security for payment of the purchase price owing from Seller to Ericsson with respect thereto and as security for Seller's other obligations hereunder with respect to such Purchased Inventory. The Purchased Inventory will be maintained by Seller in an area of Seller's Facility segregated from any other inventories of Seller, designated as containing only items subject to Ericsson's security interest ("Ericsson Stockroom"). Seller will provide Ericsson with inventory reports on a monthly basis.

                  Ericsson may perform physical inventory and audit of the Purchased Inventory at any time during normal business hours upon reasonable notice to Seller.

                  Seller shall be responsible for maintaining accurate stock records of the Purchased Inventory on a daily basis. Ericsson shall have access to such records.

         4. Insurance: During the term of this Agreement and thereafter until any Purchased Inventory not paid for in full has been returned to Ericsson's possession, Seller will be responsible for obtaining and maintaining insurance, insuring the Purchased Inventory in an amount equal to the purchase price to be paid for same by Seller to Ericsson hereunder, under insurance policies in form and substance reasonably acceptable to Ericsson Issued by insurance companies reasonably acceptable to Ericsson and




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naming Ericsson as the named insured. Such policies will be delivered to
Ericsson, and will provide that the coverages thereunder may not be terminated or reduced without 20 days' prior written notice from the insurer(s) to Ericsson. If Seller fails to maintain any such insurance coverage, Ericsson at its option may itself arrange to continue such coverage under the same or substituted policies, and any premiums or other cost incurred by Ericsson shall be promptly reimbursed by Seller.

         5. Payment: Seller shall pay Ericsson the purchase price hereunder for each item of Purchased Inventory upon removal of such item from the Ericsson Stockroom at Seller's Facility for use by Seller in production of Products for sale to Ericsson pursuant to this Agreement. Seller's daily transaction reports for the Ericsson Stockroom will be used as invoices and will be submitted to Seller's accounts payable department with a copy to Ericsson. Payment terms for items of Purchased Inventory shall be net 30 days after shipment by Seller to Ericsson of any Products from the production run in which such item of Purchased Inventory was used.

                  Each of the parties agrees that, absent a default in payment by the other party of amounts due under this Agreement, it will, (i) if it is Ericsson, pay amounts owing to Seller for Products rather than setoff against such amounts any amounts owing to Ericsson from Seller, and (ii) if it is Seller, pay amounts owing to Ericsson for Purchased Inventory rather than setoff against such amounts any amounts owing to Seller from Ericsson

         6. Title: Etc.: Title to each item of Purchased Inventory shall pass to Seller upon shipment of such item to Seller; provided, however, that Ericsson's security interest in each item of Purchased Inventory, and all products and proceeds of same, shall continue until Ericsson has received the purchase price therefor.

                  Seller will execute and deliver, file and/or record all documents and instruments, and take all other actions, as reasonably requested from time to time by Ericsson to maintain and defend Ericsson's interests in the Purchased Inventory; and will keep the Purchased Inventory free and clear of any and all liens, claims and encumbrances of any kind (except that Ericsson shall be responsible for any personal property or similar taxes computed based on the value of such Purchased Inventory). Seller will provide Ericsson with copies of all notices of tax assessments or other sums asserted to be due with respect to the Purchased Inventory, or other liens, claims or encumbrances asserted with respect to the Purchased Inventory, within 30 days from the date each such notice is received by Seller. Ericsson, at its option, may itself pay or discharge any lien, claim or encumbrance asserted with respect to the Purchased Inventory, in which event Ericsson shall be promptly reimbursed by Seller.

                  Upon any expiration or termination of this Agreement for any reason, (a) Ericsson shall repurchase from Seller any remaining Purchased Inventory which Seller has on-hand ("Repurchased Inventory"), for the same price at which such Repurchased Inventory shall have been sold by Ericsson to Seller hereunder, and (b) Ericsson shall at Seller's request purchase a portion of Sellers other on-hand inventory (not purchased from Ericsson hereunder) of unique hybrid material (meaning material usable only for manufacturing Products under this Agreement), such portion not to exceed 1/12 of the estimated annual usage ("EAU") of each such unique material with such EAU to be determined solely on the basis of the EAU's as listed in ATTACHMENT A for Products which utilize such unique material. As the price for such portion of the unique hybrid material to be purchased by Ericsson, Ericsson shall pay Seller (i) the same price as Seller shall have paid the third party therefor, In the case of unique material acquired by Seller from a nonaffiliated third party in an arm's length transaction, or (ii) at the lowest market price at the time Seller acquired the unique material, in the case of unique hybrid material acquired by Seller from a third party on a basis other than as described in clause (i) preceding.




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         At Ericsson's request Seller shall pack and return ship, freight and insurance prepaid the Repurchased Inventory and the portion of other unique hybrid material being purchased by Ericsson, to Ericsson's Lynchburg facility or other location within a 200 mile radius of Lynchburg, Virginia specified by Ericsson, all at Seller's expense except that if this Agreement is rightfully terminated by Seller pursuant to Section 8.A or terminates by reason of the expiration of its term or any extended term as provided in Section 3 and Seller is current in its payment obligations hereunder, the cost of return freight and insurance shall be borne by Ericsson. Upon receipt of such shipment Ericsson shall pay Seller the purchase price determined in accordance with the foregoing provisions (A) for the Repurchased Inventory, by remitting to Seller the price for the portion of the Repurchased Inventory for which Seller shall have previously paid Ericsson the price pursuant to Section 4.B.5 hereof and for the rest of the Repurchased Inventory, by crediting against the price still owing from Seller to Ericsson pursuant to Section 4.B.1, the purchase price therefor under this Section 4.B.6, and (B) for the portion of other unique hybrid material being purchased by Ericsson as aforesaid, by remitting to Seller the price therefor.

5.0      PRICING OF PRODUCTS

         A. Pricing of Products sold by Seller to Ericsson shall consist of two components, as follows.

                  1. Single Monthly Payment Component: Commencing with October, 1996, Ericsson shall pay Seller a single payment of $14,583 per month to cover certain fixed costs of Seller. This single, fixed monthly payment of $14,583 shall be deemed applicable to all Products purchased by Ericsson under this Agreement and will not vary in amount regardless of variations in volumes or mix of Products purchased. The $14,583 monthly payment may be invoiced by Seller as of the last day of each month, commencing with October, 1996, and such invoice shall be payable as provided in Section 6.A hereof.

                           These monthly payments will terminate at the
expiration or termination of this Agreement.

                  2. Per Unit Selling Price: Ericsson shall, in addition, pay Seller a per-unit Selling Price for each Product purchased hereunder which shall be

                           (i) the Selling Price specified in ATTACHMENT A hereto, in the case of Products for which a Selling Price is so specified, or

                           (ii) in the case of Products for which a Selling Price is not so specified, a Selling Price determined in like manner and using like assumptions as were used to derive the Selling Prices in ATTACHMENT A, e.g., using the Ericsson standard times in hours, multiplied times 1.667, with the product multiplied times the $30 per hour figure provided by and agreed to by Seller, then adding the amount for material cost determined using the Ericsson raw material usage standards plus 15% Raw Material Factor (Seller agrees such 15% shall cover all costs and losses associated with materials yields, materials management, normal parts attrition, risk of loss, etc.) multiplied times the price paid by Seller for the raw materials determined in the same manner as specified in Section 5.C below, subject to adjustment as hereinafter set forth in this Section 5.

         B. The per unit Selling Price determined pursuant to Section 5.A.2 (i) or (ii) above (as the same may be adjusted in accordance with the provisions hereinafter set forth in this Section 5) is to be the base price for each item shown, F.O.B. Ericsson's Lynchburg, Virginia facility, inclusive of freight and all other




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costs, whether direct or indirect, incurred by Seller in connection with this
Agreement and including without limitation all costs of labor, material, supplies, equipment and facilities, except that (i) Ericsson will make the single fixed monthly payment of $14,583 in accordance with Section 5.A.1 above, and (ii) Ericsson will be responsible for obtaining its own insurance on Products commencing when they leave Seller's Facility, and for any personal property taxes imposed on such Products, and (iii) the per unit Selling Prices assume that Ericsson will designate shipment via standard common carrier ground transportation and if Ericsson exercises its right under Section 10.B hereof to specify other means of transportation, Ericsson shall bear any incremental cost thereof.

                  Seller may invoice Ericsson for the per unit Selling Prices of Products shipped plus the incremental cost referred to in clause (iii) of the preceding sentence, if applicable to such Products, at any time on or after the date of shipment. Such invoices shall be payable as set forth in Section 6.A hereof.

         C.       Adjustments:

                  1. The Selling Prices shown in ATTACHMENT A are derived in the manner specified in ATTACHMENT A. The parties have agreed that these Selling Prices vary only to reflect fluctuations in prices paid by Seller for raw materials, all as more fully set forth below in this Section 5.C. Accordingly, the portion of each Selling Price which was derived by applying $30 per hr. x the Ericsson standard time x 1.667, and which is shown in ATTACHMENT A in the column entitled "$30.00 p hr X Labor", will not vary irrespective of variations in Seller's actual labor or overhead rates or labor hours per unit or other variations in Seller's costs. Also, the raw material usage per unit will not vary from that used in deriving ATTACHMENT A and the "Raw Material Factor' will not vary from 15%. However, as raw material prices paid by Seller fluctuate, the columns in ATTACHMENT A entitled "Raw Material" and "Raw
Material + 15%" and "Selling Price" will be recalculated for the affected Products using such higher or lower raw materials prices. Such recalculated Selling Prices will take effect automatically, but only as raw materials are used, determined on a first in, first out (FIFO) basis using the stipulated raw materials usage rates + 15% as reflected in ATTACHMENT A for each Product

                           Seller agrees that it will exhaust all Purchased
Inventory before using other raw material(s) of the same kind.

                  2. Throughout the period while this Agreement remains in effect Seller shall track and document in detail all prices it pays for each raw material, and the dates and quantities of each raw material purchased at each price, and shall upon request furnish Ericsson complete copies of all such data and documentation. Seller will use reasonable efforts to notify Ericsson in advance when fluctuations in one or mere raw materials prices Seller is paying can be expected to increase or decrease the Selling Price for any Product(s) by more than 10% and will use reasonable efforts to estimate approximately when, using the FIFO method as described in Section 5.C.1 above, such increased or decreased price(s) is likely to take effect. Raw materials not acquired by Seller from unaffiliated third parties in arm's length transactions or from Ericsson, will priced at the lesser of (i) the actual price paid or (ii) the lowest market price then prevailing for the same raw material. Seller will at all times use its best efforts to acquire raw materials at lowest available prices.

         D. Seller represents and warrants that prices of Products provided for under this Agreement shall be no less favorable than the prices applicable to the sales, if any, by Seller of similar products to third parties.

6.0      PAYMENT FOR PRODUCTS

         A.       Payment terms shall be net 20 days after receipt of invoice.





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         B.       Invoices shall be forwarded to the following address either hand delivery or through overnight courier of the U. S. mails or via fax:

                  Accounts Payable
                  ERICSSON INC.
                  P.O. Box 4325
                  1 Mountain View Road
                  Lynchburg, Virginia 24502
                  Fax #:_____________________


7.0      SCHEDULING

         A. Seller shall deliver Products to Ericsson in accordance with and only in response to Purchase Order Releases. Ericsson agrees that, absent prior written consent of Seller, Ericsson shall not place an order for any Product listed in ATTACHMENT A in which the quantity specified in such order is less than 1/12 of the Estimated Annual Usage (EAU) for that Product as set forth in ATTACHMENT A

         B. Ericsson reserves the right to schedule deliveries during the Agreement Period with respect to quantity and delivery requirements according to its needs.

                  Changes to order schedules are subject to the following:

                  (i) if an order has been placed by Ericsson but Seller has not ordered materials, such order may be rescheduled at Ericsson's will.

                  (ii) if an order has been placed by Ericsson and Seller has ordered materials, the schedule change is subject to Seller's ability to reschedule materials.

                  (iii) if an order has been placed by Ericsson and Seller has the parts in-house, the schedule change is subject to a maximum push out of forty-five days. In the event of pull-in's, Seller will attempt to meet Ericsson's requirements.

                  (iv) if an order has been placed by Ericsson and Seller has such order in-process of being assembled, schedule changes are subject to a maximum push out to the later of (a) the end of the month that the order was planned to ship in, or (b) 30 additional days.

         C. Delivery schedule changes shall be made via Purchase Order Release changes. Seller shall respond in writing to such Purchase Order Release changes within three (3) business days or via Electronic Document Interchange
(EDI) within two (2) business days.

         D. Due to known material availability issues, Seller shall attempt to meet Ericsson delivery schedules within five (5) business days of the Purchase Order Release and shall use best efforts not to exceed twenty (20) business days for any Product.

         E. On a monthly basis, Ericsson shall provide Seller with nonbinding rolling 3-month forecasts of Ericsson's requirements for Products.

8.0      EARLY TERMINATION





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         A.       Notwithstanding Section 3 hereof, this Agreement may be
terminated at any time:

                  (i) by Ericsson, effective upon written notice to Seller, if Seller breaches any of its obligations hereunder with regard to the production, delivery, or quality of Products ordered by Ericsson pursuant hereto and fails to correct such breach within 90 days following receipt of written notice thereof from Ericsson,

                  (ii) by Ericsson, effective upon written notice to Seller, if Seller breaches any of its obligations with respect to the Consigned Equipment or Purchased Inventory, and fails to correct such breach within 90 days following receipt of written notice thereof from Ericsson,

                  (iii) by either party, effective upon written notice to the other party, if the other party terminates business, becomes insolvent or becomes the subject of any bankruptcy proceedings,

                  (iv) by either party, effective upon written notice to the other party, if the other party breaches any other obligation hereunder and fails to correct such breach within 90 days following receipt of written notice thereof from the aggrieved party,

                  (v) by either party, in accordance with Section 26.C upon the notice prescribed therein, or

                  (vi) by the mutual written agreement of the parties so to terminate.

         B. A party's right to terminate hereunder shall be in addition to any other rights and remedies such party may have hereunder or (subject to the limitations set forth in this Agreement) under applicable law.

         C. Expiration or termination of this Agreement shall not relieve either party of its obligations which shall have accrued under this Agreement prior to such expiration or termination, or of its obligations under any of the following provisions which shall survive any expiration or termination of this
Agreement: Section 4, 10, 11, 12, 13, 14, 17, 18, 19, 20, 22, 23, 24, 25, 26,
27, 30, 31, 32, 36 and 37.

9.0      SAFETY STOCK

         A. Seller will not be required to maintain safety stock for this Agreement unless otherwise agreed to by both parties in writing. If such an agreement is made, Ericsson will purchase the safety stock (up to the amount required to be maintained under such written agreement) upon any expiration or termination of this Agreement.

10.9     DELIVERY

         A. Seller agrees to notify Ericsson immediately if, at any time, it appears that the delivery schedule set forth on the Purchase Order Release confirmed by Seller may not be met. Such notification shall include the reasons for any anticipated delay and proposed revised delivery date. Without limitation as to any other rights and remedies Ericsson may have with respect to any such delay, Seller agrees that should it appear for any reason that the agreed upon lead-time will be exceeded Seller shall, at its expense, exert best efforts and take other actions as may be required including the application of overtime to meet scheduled delivery dates.




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         B.       Ericsson reserves the right to designate means of
transportation to Ericsson's facilities.

11.0     TITLE AND RISK OF LOSS TO PRODUCTS

         A. Title and risk of loss to Products shall pass to Ericsson upon receipt of such Products at the designated Ericsson facility.

12.0     PACKING

         A. No charges will be allowed for holding, wrapping or cartage. Seller shall pack or otherwise prepare all articles for shipment so as to meet carrier's requirements and shall safeguard against damage from weather and transportation. Seller shall wrap all external threads, splines or serrations and wrap or otherwise protect all parts so as to avoid damage in transit.

         B. A packing list shall be attached to each carton and will provide the Ericsson part number of the Product contained along with the (i) Ericsson purchase order number and release the Product is being shipped against, or (ii) (a) this Supply Agreement Number (95618-969798) and (b) either the Requisition Number or the Transaction Number.

13.0     QUALITY ASSURANCE

         A. Seller's standard workmanship and quality assurance systems and procedures as may be reasonably modified and approved by Ericsson shall be followed. Seller shall supply Ericsson with copies of these procedures and standards for Ericsson's review and reference within 30 days following the execution of this Agreement. Thereafter, Seller shall advise Ericsson of any proposed changes thereto on an on-going basis.

         B. Ericsson may conduct its own acceptance tests at its facility to establish conformance to specifications, using identical test procedures and equipment as used by Seller and specified by Ericsson. If Product fails such tests, Ericsson will provide Seller a written notice of defect which shall describe the portion of such tests in which the Product failed. Seller shall provide defect analysis and corrective action plans as to case and disposition of Seller induced defective Product within five (5) days of notification

         C. Seller shall permit Ericsson representatives to have access to its plant during normal business hours for the purpose of inspection of any Products covered by this Agreement or work in process of production of said items upon reasonable notice.

         D. Seller shall provide reasonable facilities and assistance for the safety of Ericsson representatives on Seller's premises, at no cost to Ericsson. At the time of inspections, Seller shall make available to the Ericsson representatives copies of all manufacturing drawings, specifications and process preservation and packaging data applicable to the Products covered herein.

14.0     COMPLIANCE WITH SPECIFICATIONS

         A. Product shipped by Seller pursuant to this Agreement shall comply with the following:

                  1) Ericsson drawings and specifications.

                  2) Revision level as specified on Purchase Order Releases.

                  3) Test Specifications, if applicable.

15.0     PRODUCT ENHANCEMENTS

         A. Some enhancements be made to the Products that provide faster, more trouble free or better operation but which do not provide additional capability in the form of additional types of performance to be delivered or additional types of operation to be processed. These enhancements which provide such improvements to the Product will be offered at no additional cost to Ericsson.

16.0     PRODUCT SUPPORT

         A. Seller also agrees to maintain engineering contact with Ericsson during the term of this Agreement without additional charge.

17.0     CHANGES

         A. Ericsson may at any time, in writing, make changes within the general scope of this Agreement or any purchase order, in any one or more of the following: I. drawings, designs, or specifications where the goods to be furnished are to be specially manufactured for Ericsson in accordance therewith;
II. method of shipment or packing; III. place of delivery; and IV. the amount of Government-furnished property. If any such change causes an increase or decrease in the cost of, or the time required for the performance of, any work under this Agreement or any purchase order, whether changed or not changed, an equitable adjustment shall be made in the contract price or delivery schedule, or both, and this Agreement and/or such purchase order shall be modified in writing accordingly. Any claim by the Seller for adjustment under this clause must be asserted within thirty (30) days from the date of receipt by the Seller of the notification of change; Ericsson agrees to respond to any such asserted claim in a timely manner. Any change in any purchase order shall be authorized only by a duly executed Purchase Order Amendment thereto.

         B. If an Ericsson standard process time for any Product is shown to be inaccurate in that a process clearly required in making such Product has been omitted, or an Ericsson bill of materials for any Product is shown to be inaccurate in that a material clearly required in making such Product has been omitted, Seller shall make such showing in writing to Ericsson whereupon Ericsson, if it concurs, will make the necessary change, in writing, to the Ericsson standard process time or bill of materials, as the case may be for such Product and the parties will recalculate the per unit Selling Price for such Product to reflect such change. Only the per unit Selling Price of the Product for which the standard process time or bill of materials is so changed, will be affected, and such change in per unit Selling Price of such Product will be prospective only, and will be effective commencing as of the date on which Ericsson first received Seller's written showing of the omission as set forth above in this Section 17.B.

         C. Seller shall not make any Product changes without Ericsson's prior written approval.

18.0     WARRANTY

         A. Seller warrants that each Product shall be delivered to Ericsson free and clear of any liens, claims or encumbrances and that Seller shall transfer to Ericsson, at the time specified in Section 11, good title to each such Product.

         B. Seller warrants and represents that each Product sold hereunder will be free from defects in workmanship and materials and shall comply with the specifications, samples and drawings, approved, amended or adopted by Ericsson, for a period of twelve (12) months from the date of shipment by Seller of such Product. This warranty does not cover any defect resulting from defective Purchased Inventory delivered by Ericsson to Seller hereunder

         C. Any attempt by Seller to limit, disclaim or restrict any such warranties or any remedies of Ericsson, by acknowledgment or otherwise, in accepting or performing this Agreement, shall be null, void and ineffective without Ericsson's written consent.

         D. Except as set forth above in this Section and as provided below, SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE PRODUCTS INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  Except only to the extent specified in the last sentence of
Section 18.B above, ERICSSON MAKES NO WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE PURCHASED INVENTORY INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

19.0     IN-WARRANTY REPAIR/REPLACEMENT

         Ericsson may ship in-warranty defective Product to Seller freight prepaid, upon receipt from Seller of a Return Materials Authorization ("RMA") number (which Seller shall issue promptly following request for same from Ericsson). Seller shall repair or replace the Product at no cost to Ericsson and deliver freight prepaid to Ericsson' within a time {from receipt of Product by Seller) not to exceed Seller's normal delivery interval while this Agreement is in effect and production is ongoing. In the event the Product is found not to be defective, Ericsson shall pay for the return freight and troubleshoot/retest time subject to formula and rates in ATTACHMENT A.

         Ericsson in some instances experiences failure of Products (when installed in Ericsson's end product) where the cause of failure is unknown and suspected to be related to product and process engineering issues. In the event that failures occur at rates that exceed the current rates, both parties will work together with mutual resources to determine the cause of such failures and to take the most reasonable appropriate corrective action.

20.0     OUT OF WARRANTY REPAIRS

         A Product failure shall be out of warranty if the failure occurs outside of the original 12-month period referred to above.

21.0     FOR WORK ON ERICSSON'S OR ITS CUSTOMER'S PREMISES

         If Seller's work under this Agreement involves operations by Seller on the premises of Ericsson or one of its customers, Seller shall take all reasonably necessary precautions to prevent the occurrence of any injury to person or property during the progress of such work, and Seller shall maintain such Public Liability Property Damage and Employee's Liability and Compensation insurance as will, in Ericsson's sole reasonable judgment, protect Ericsson from said risks and from claims of any kind, including but not limited to, claims under any applicable Worker's Compensation and Occupational Disease Acts.

22.0     TOOLING AND ARTWORK

         Tooling (used in branding) and artwork purchased by Seller solely to produce Product branded in accordance with Section 24 (Trademarks and Product Branding) and sold to Ericsson hereunder shall be the property of Ericsson and shall be permanently identified as such by Seller. Maintenance of this tooling and artwork in good working order shall be the responsibility of Seller until resumed to Ericsson at expiration or termination of this Agreement; provided, however, that (i) Seller shall notify Ericsson in advance of any costs Seller proposes to incur in connection therewith and will incur same only if Ericsson approves thereof, and (ii) such costs, if approved in advance by Ericsson as aforesaid, shall count toward the $25,000 amount referred to in Section 4.A.3 and Ericsson shall be responsible for any such costs in excess of said $25,000.

23.0     TRADEMARKS AND PRODUCT BRANDING

         A. Seller shall brand Products purchased hereunder with Ericsson trademarks or other trademarks, or no trademarks, as may be requested from time to time in writing by Ericsson. Such branding, along with markings and the application of Ericsson trademarks on packaging for Product; shall be done by Seller strictly in accordance with written specifications provided by Ericsson.

         B. Seller shall not sell or otherwise dispose of Product bearing a Ericsson part number branded in accordance with this Section to any party other than Ericsson.

         C. No licenses or other rights are granted to Seller for the use of Ericsson trademarks other than for the limited purpose set forth herein.

         D. Upon termination of this Agreement or upon written notice at any time from Ericsson, Seller shall immediately cease the branding of product with any Ericsson identification or trademark.

24.0     CONFIDENTIAL DATA and DISCLOSURES

         A. Any information in written or printed form and identified as proprietary or confidential by either party ("Disclosing Party") which the Disclosing Party provides the other party hereunder ("Receiving Party"), shall be and remain the property of the Disclosing Party. (However, any information first prepared by Seller for Ericsson hereunder shall be deemed to be the proprietary and confidential information of Ericsson and shall be and remain the property of Ericsson and, for purposes of interpreting and applying this Section 24, Seller shall have the same obligations of a "Receiving Party" hereunder with respect to such information as apply hereunder to Ericsson confidential or proprietary information disclosed by Ericsson to Seller).

         During the term of this Agreement and for a period of five (5) years thereafter, the Receiving Party shall:

                  1) Except as required by law or bona fide legal process, treat all such information of the Disclosing Party in the same manner as the Receiving Party treats its own proprietary and confidential information, exercising precautions to prevent the disclosure of such information to others; and

                  2) Use such information of the Disclosing Party only for the purposes set forth herein.

         B. The foregoing commitments shall impose no obligation with respect to any information received from the Disclosing Party which:

                  1) was known to the Receiving Party prior to receipt from the Disclosing Party;

                  2) is now or hereafter, through no act or failure to act on the part of the Receiving Party, becomes part of the public domain;

                  3) is hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure;

                  4) is supplied by the Disclosing Party to a third party without restrictive obligations similar to those herein imposed; or

                  5) is independently developed by the Receiving Party without any use of any proprietary or confidential information received from the Disclosing Party (and, in the case of Seller's obligations as a "Receiving Party" hereunder, without any use of any information first prepared by Seller for Ericsson pursuant to this Agreement).

         C. Each party represents that it has the full and unrestricted right to disclose any information, knowledge and data which it may present to the other party in the performance of this Agreement.

25.9     LIMITATIONS ON LICENSE; DISTRIBUTION

         A. Seller acknowledges that the only rights granted Seller under Ericsson patents and patent applications ("Ericsson patent rights") is the nonexclusive, nontransferable right and license, under the applicable Ericsson patent rights, to make the Products and to sell the same exclusively to Ericsson pursuant to the terms and conditions of this Agreement.

                  This Agreement does not prohibit Seller from making, using and/or selling to third parties any Products which are capable of being made, used and sold without using or infringing any Ericsson patent rights, or any Ericsson trademark, trade name, copyright, trade secret or other Ericsson intellectual property right of any kind; provided, however, that

                  (i) for so long as Ericsson is purchasing its requirements for such Products from Seller, as aforesaid, Seller agrees not to solicit the sale of such Products directly to Ericsson's existing after-market customer base, and

                  (ii) this sentence shall not be construed as authorizing Seller to sell, and Seller agrees that it shall not sell, Products to any third party incorporating features or enhancements developed by Ericsson or by Seller for Ericsson at Ericsson's expense, and

                  (iii) no Purchased Inventory shall be used in connection with any such manufacture, use or sale by Seller, and

                  (iv) any use of the Consigned Equipment in connection with any such manufacture, use or sale by Seller shall require Ericsson's prior written approval which Ericsson at its option may either withhold or give subject to conditions which may include, without limitation, conditions (1) assuring that any such use not interfere in any way with Seller's meeting Ericsson's purchase requirements and delivery schedules, (2) assuring that any such use not impair Seller's ability to fulfill Seller's obligations to maintain and return the Consigned Equipment in good corking order and repair, and (3) relieving Ericsson of its obligations to reimburse certain excess costs of maintenance and repair as provided under Section 4.A.3 hereof and transferring to Seller Ericsson's responsibility for certain taxes as provided in
                           Section 5 hereof.

26.0     FORCE MAJEURE

         A. Neither Ericsson nor Seller shall be considered in default or liable for any delay or failure to perform its obligations under this Agreement, except for the failure to pay money owed, if such delay or failure arises directly or indirectly out of an act of nature, war, strikes, lockouts, trade disputes, fires, quarantine restrictions, governmental action or by causes beyond the reasonable control of Ericsson or Seller.

         B. Any obligation of Ericsson or Seller under this Agreement will be postponed until cause underlying the force majeure has been eliminated at which time the obligations will again be in effect. Any loss of time occasioned by the force majeure will not be held against the party who was unable to comply with its obligations under this Agreement because of the force majeure.

                  Notwithstanding the foregoing, or Section 3 or any other provision of this Agreement to the contrary, if at any time it appears that the delivery schedule set forth on a Purchase Order Release may not be met due to any cause(s) specified in Section 26.A above, Ericsson at its option and without incurring any penalty may cancel, in whole or in part, or reschedule in whole or in part, such Purchase Order Release effective upon written notice to Seller and, at its option, may procure all or any of such cancelled or rescheduled Products from a third party and/or manufacture the same for itself.

         C. In the event a delay in a party's performance under this Section should extend beyond two (2) months, the other party may terminate this Agreement effective upon 30 days prior written notice.

27.0     COMPLIANCE WITH LAWS

         The parties agree to comply with the provisions of all laws and all orders, rules and regulations issued thereunder applicable to this Agreement and performance hereunder.

28.0     APPLICABLE LAW

         This Agreement shall be governed and construed in accordance with the substantive laws of the State of Virginia.

29.0     ORDER OF PRECEDENCE

         Any Inconsistency between this Agreement, Purchase Order Releases, the specification and other documents will be resolved as provided in Section 2, and otherwise by giving precedence to those documents in the following order with the document to be given greatest precedence listed first:

                  1)       This Agreement and Attachments, Schedules and
                           Exhibits hereto

                  2)       Purchase Order Releases

                  3)       Ericsson Purchased Part Drawings

30.0     ADVERTISING

         Seller shall not, without first obtaining the written consent of Ericsson, in any manner advertise or publish the fact that Seller has furnished or contracted to furnish Ericsson with the Products, or disclose any of the details connected with this Agreement to any third party except as may be required to perform this Agreement or as may be required by law or bona fide legal process.

31.0     NOTICES

         Except as otherwise specifically provided in this Agreement, notices, reports and other communications made with respect to this Agreement shall be given in writing, addressed to the parties at the following addresses or such other addresses as may be designated in writing by either party to the other. Except as otherwise specifically provided in this Agreement, all notices required to be given hereunder shall become effective when delivered by hand or when transmitted by telegraphic means, or when received by the United States mail, registered or certified, return receipt requested with proper postage for first class mail prepaid and addressed as follows:

If to Ericsson: Ericsson Inc.
                Mountain View Road
                Lynchburg, Virginia 24502
                Attention: Reggie Herndon

If to Seller:   EMSG Systems Division, Inc.
                6638 Old Wake Forest Road
                Raleigh, North Carolina 27604
                Attention: Kenneth H. Marks

32.0     ASSIGNMENT

         Neither party hereto shall assign this Agreement or any rights, responsibilities or obligations therein, without the express written approval of the other; provided, however, that either party may assign or subcontract this Agreement to a company controlling, controlled by, or under common control with (e.g. an "affiliate" of) such party provided that (i) the party proposing to effect such assignment or subcontracting shall first notify the other party hereto in writing and furnish such other party an undertaking duly executed by such affiliate wherein such affiliate agrees to be bound by all the terms and conditions hereof, and (ii) no such assignment or subcontracting by either party hereto shall relieve such party of any of its obligations hereunder. Any purported assignment or subcontracting other than in conformity with the foregoing provisions shall be void.

33.0     ENTIRE AGREEMENT AND MODIFICATION

         This Agreement including the attachments, schedules and exhibits attached hereto and made a part hereof sets forth the entire Agreement of the parties with respect to the subject matter hereof and thereof and supersedes and merges all prior agreements and understandings with respect thereto. No amendment, modification or waiver of any provisions of this Agreement or consent to any departure therefrom shall be effective unless in writing signed by a duly authorized officer or representative of each party.

34.0     RELATIONSHIP OF THE PARTIES

         The relationship of the parties is strictly that of vendor-vendee and consignor-consignee as set forth herein and nothing herein shall be construed to create a partnership, joint venture, employer-employee relationship or any other continuing relationship or between the parties.

35.0     DISPUTE RESOLUTION

         The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to a party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by notice to the other party, have such dispute referred to their respective officers designated below, or such officers' successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

         For Ericsson - Jim Handel
         For Seller - Kenneth H. Marks, Chief Executive Officer

In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the parties may mutually agree in writing, each party shall have the right to pursue any and all remedies available at law or in equity except to the extent limited by any of the other provisions of this Agreement.

The procedure described in this Section 35 shall not apply to disputes involving any of Seller's obligations with respect to the preservation and protection of Consigned Equipment and Purchased Inventory and Ericsson's interest therein or otherwise involving Ericsson's right to retake possession of either; nor shall this Section 35 apply to any dispute relating to any confidentiality obligations or intellectual property rights.

36.0     INDEMNIFICATION

         Ericsson shall be responsible for and agrees to indemnify Seller and hold Seller harmless from and against all third party claims, demands and causes of action for direct damages (including reasonable legal fees) for personal injuries or damage to tangible property directly resulting from the willful misconduct or negligent acts or omissions of Ericsson, Ericsson's officers, agents, employees, or subcontractors. Seller agrees to notify Ericsson as soon as practical of any third party claim, demand or cause of action for which Seller will request indemnification from Ericsson. Seller will provide Ericsson with the necessary information and assistance to defend such claim, demand or cause of action.

         Seller shall be responsible for and agrees to indemnify Ericsson and hold Ericsson harmless from and against all third party claims, demands and causes of action for direct damages (including reasonable legal fees) for personal injuries or damage to tangible property directly resulting from the willful misconduct or negligent acts or omissions of Seller, Seller's officers, officials, agents, employees, or subcontractors. Ericsson agrees to notify Seller as soon as practical of any third party claim, demand or cause of action for which Ericsson will request indemnification from Seller. Ericsson will provide Seller with the necessary information and assistance to defend such claim, demand, or cause of action.

37.0     LIMITATIONS OF LIABILITY

         A. EXCEPT AS EXPRESSLY PROVIDED BELOW IN THIS SECTION 37.A, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT BETWEEN THE PARTIES, OR IN TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE, OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO THE LOSS OF OPPORTUNITY, LOSS OF BUSINESS, LOSS OF PRODUCTION, OR LOSS OF PROFITS OR REVENUE, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN.

         The limitation of liability provided for above, shall not apply with respect to damages arising out of a breach by Seller of its obligations relating to the preservation and protection of the Consigned Equipment and Purchased Inventory and Ericsson's interest therein, any breach by either party of any confidentiality obligations, or any breach or violation by either party of any intellectual property rights of the other party.

         B. No action, regardless of form, arising out of any alleged breach of this Agreement or any other agreement between the parties may be brought by either party more than two (2) years after the cause of action has accrued.

38.0     PROGRAM REVIEWS

         ATTACHMENT D hereto is an August 1, 1996 memorandum outlining suggested agendas for cost reviews and for program reviews. The agenda for cost reviews shall not apply and the parties acknowledge that it is superseded by the provisions of Section 5.C of this Agreement. The agenda for program reviews outlined in ATTACHMENT D shall apply, except that (i) these reviews, which may be requested at any time by either party, shall be held only at mutually agreeable times and locations, and (ii) in the event of any inconsistency between such agenda and any provision of this Agreement, the provision of this Agreement shall control, and (iii) nothing said or done, or omitted to be said or done, by either party at any such program review shall be binding either as an amendment, modification or waiver of, or as a consent to departure from, any provision of this Agreement unless set forth in a writing duly executed by both parties as provided under Section 33 hereof.

39.0     HEADINGS

         The headings herein are for convenience of reference only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

40.0     COUNTERPARTS/FACSIMILE

         This Agreement may be signed in counterparts by facsimile transmission, each of which shall constitute an original and which together shall constitute one and the same agreement. Four sets of original signatures pages, not in counterparts, shall be executed and delivered within three (3) business days of the facsimile execution hereof.

41.0     PARTIAL INVALIDITY

         The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.

         IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED OFFICERS OR REPRESENTATIVES AS OF THE DATE FIRST ABOVE WRITTEN.

AGREED:

EMSG SYSTEMS DIVISION, INC.

By:      /s/
         ----------------------------------------
         Authorized Signature

Name:    /s/
         ----------------------------------------

Title:   CEO
         ----------------------------------------

Date:    10/18/96
         ----------------------------------------


ERICSSON INC.

By:
         ----------------------------------------
         Authorized Signature

Name:    Jim Handel

Title:   Manager of Manufacturing and Procurement

Date:    10/17/96
         ----------------------------------------
By:      /s/ Jim Handel
         ----------------------------------------
         Authorized Signature

Name:    Steve Gintowt

Title:   Manager of Finance

Date:    10/19/96
         ---------------------------------------
By:
         /s/
         /s/ Steven Gintowt
         ---------------------------------------
         Authorized Signature

Name:    Phil Beeson

Title:   Assistant General Counsel

Date:
         ---------------------------------------

ATTACHMENT C
ERICSSON PURCHASED INVENTORY

The listing of Ericsson Purchased Inventory is being prepared but has not been finalized as of the date of execution of this Agreement. The parties agree to use all reasonable efforts to finalize the listing within the approx. 2 week period following execution of this Agreement. The final listing will be mutually agreed upon by the parties, will be signed by the parties and appended hereto as ATTACHMENT C and will be deemed incorporated in this Agreement to the same extent and with the same effect as if it had been appended hereto at the date of execution of this Agreement.